                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             TERRA INDUSTRIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              March 22, 1999



Dear Stockholder:


     It is a pleasure for us to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m. on Tuesday, May 4, 1999 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. There also will be a report to stockholders on the affairs of the Corporation, and stockholders will have an opportunity to discuss matters of interest concerning the Corporation.

     We hope all stockholders of the Corporation will be able to attend this Meeting. Please check the appropriate box on your proxy card if you plan to attend.

     It is important that you be represented whether or not you plan to attend the Meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

     On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 1998. We look forward to seeing you at the Meeting.


     /s/ Burton M. Joyce                         /s/ William R. Loomis, Jr.
    ---------------------------------------     --------------------------------
     BURTON M. JOYCE                            WILLIAM R. LOOMIS, JR.
     President and Chief Executive Officer      Chairman of the Board

                                    [LOGO]

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------


To the Stockholders:

     The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, May 4, 1999 at 9:00 a.m., central daylight time, for the following purposes:

     (a)  to elect directors of the Corporation;

     (b) to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent accountants for the Corporation for 1999; and

     (c) to transact such other business as may properly come before the Meeting.

     Only stockholders of record of the Corporation's Common Shares at the close of business on March 5, 1999 are entitled to notice of, and to vote at, the Meeting.


                                     /s/ George H. Valentine
                                    -----------------------------------
                                    GEORGE H. VALENTINE
                                    Senior Vice President, General Counsel
                                    and Corporate Secretary



March 22, 1999

                                PROXY STATEMENT

General

     The Annual Meeting of Stockholders of Terra Industries Inc. (the "Corporation") will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, May 4, 1999 at 9:00 a.m., central daylight time.

     The mailing address of the principal executive offices of the Corporation is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa, 51102-6000. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about March 24, 1999.

     The accompanying proxy is solicited by the Board of Directors of the Corporation. It may be revoked by written notice given to the Corporate Secretary of the Corporation at any time before being voted. Proxies in this form, properly executed, duly returned to the Corporation and not revoked, will be voted for the election of directors (except to the extent that authority therefor is withheld), and on the other matters described in this Proxy Statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the Meeting other than the election of directors and the ratification of its selection of independent accountants. If any other matter is properly presented, the persons named in the accompanying form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the Meeting does not of itself revoke the proxy.

Securities Entitled to Vote

     The only securities entitled to be voted at the Meeting are the Corporation's Common Shares, and only holders of record on the close of business on March 5, 1999 (the "record date") are entitled to vote. The Common Shares are each entitled to one vote per share, all voting together as a single class. There were 75,464,040 Common Shares issued and outstanding on March 5, 1999.

Vote Required

     In the election of directors, the holders of Common Shares are entitled to one vote for each Share held on the record date for each director being elected (with no cumulative voting permitted), and on all other matters to one vote for each Share held. Under Maryland law and the Corporation's Restated Articles of Incorporation and Bylaws, the affirmative vote of a plurality of the combined votes cast by the holders of the Common Shares is necessary to elect a director. On the ratification of independent accountants, the aggregate number of votes cast (i.e., those stockholders voting "for" or "against" the matter, but not those abstaining from voting), will be counted for purposes of determining the minimum number of affirmative votes required for approval of the matter, and the total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the matter. An abstention from voting on the ratification of independent accountants by a stockholder at the Annual Meeting, as well as broker non-votes will be considered for purposes of determining the number of Common Shares present at the Meeting; however, such abstentions and broker non-votes will not be considered a vote "for" or "against" the matter, and will therefore not be considered in determining whether or not the proposal passed.

     Taurus International S.A. and Taurus Investments S.A., the Corporation's 51.1% and 5.3% stockholders as of December 31, 1998, respectively, are subsidiaries of Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme. Each of Taurus International, Taurus Investments and Minorco have advised the Corporation that they intend to vote the Common Shares registered in the name of Taurus International and Taurus Investments for the election of each of the directors set forth in this Proxy Statement and for the ratification of independent accountants as set forth herein, thereby ensuring the election of each of the directors and the approval of the selection of independent accountants.

                             ELECTION OF DIRECTORS
Nominees

     The Board of Directors currently consists of nine members who are elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified or their earlier resignation or removal. The affirmative vote of a plurality of the combined votes cast by the holders of Common Shares voting thereon is necessary to elect a director. If no contrary indication is made, proxies in the accompanying form are to be voted for the nominees named below or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. All nominees named below are incumbent members of the Board of Directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with the Corporation, his or her principal occupations during the past five years, and the year in which he or she was first elected a director of the Corporation.

                                                                                           Year first
                              Present positions and offices with the Corporation and        elected
      Name and Age               principal occupation during the past five years            Director
      -----------             ------------------------------------------------------       ----------
Edward G. Beimfohr (66)       Partner, Lane & Mittendorf (a New York law firm) since          1994
                                                  prior to 1990.

Carole L. Brookins (55)       Founder, Chairman and Chief Executive Officer of World          1993
                              Perspectives, Incorporated (an information, analysis and
                              consulting firm specializing in agricultural policies,
                              markets and issues) since 1980.

Edward M. Carson (69)         Retired; Chairman of the Board and Chief Executive Officer      1983
                              of First Interstate Bancorp (a bank holding company) from
                              June 1990 to May 1995 and President thereof from January
                              1985 to May 1990.

David E. Fisher (56)          Finance Director of Minorco (an international natural           1993
                              resources company) since January 1990.

Burton M. Joyce (57)          President and Chief Executive Officer of the Corporation        1986
                              since May 1991; Executive Vice President and Chief
                              Operating Officer thereof from February 1988 to May 1991.

Anthony W. Lea (50)           Executive Director and member of Executive Committee of         1994
                              Minorco since prior to 1990; Joint Managing Director
                              thereof from January 1990 to December 1992; Director of
                              Anglo American Corporation of South Africa Limited since
                              November 1993.

William R. Loomis, Jr. (50)   Chairman of the Board of the Corporation since May 1996;        1996
                              Chairman, President and Chief Executive Officer of Minorco
                              (U.S.A.) Inc. from 1996 to 1998; Managing Director of
                              Lazard Freres & Co. LLC (an investment banking firm) since
                              June 1995; General Partner in the Banking Group of Lazard
                              Freres & Co. from 1984 to June 1995.

John R. Norton III (69)       Chairman and Chief Executive Officer of J. R. Norton            1993
                              Company (an agricultural production company) since 1972.
                              Between May 1985 and February 1986, Mr. Norton served as a
                              U.S. Deputy Secretary of Agriculture and was not an officer of J. R. Norton Company during that period.


                                                                                           Year first
                              Present positions and offices with the Corporation and       elected
      Name and Age               principal occupation during the past five years           Director
      ------------               -----------------------------------------------           ---------


Henry R. Slack (49)        Chief Executive and member of Executive Committee of Minorco      1983
                           since December 1992; President thereof from 1985 to 1998
                           and Director thereof since 1981.


    The Board of Directors recommends that you vote FOR the election as director of each nominee named above.

    In addition, several directors of the Corporation are also directors of other companies that are subject to the reporting requirements of the U.S. federal securities laws. Mr. Beimfohr is a director of General Nutrition Inc.; Mr. Carson is a director of Aztar Corporation, Castle & Cooke, Inc., Schuff Steel Company and Wells Fargo & Company; Mr. Joyce is a director of IPSCO Inc.; Mr. Lea is a director of Engelhard Corporation; Mr. Loomis is a director of Engelhard Corporation; Mr. Norton is a director of Apollo Group, Inc., Arizona Public Service Company, Aztar Corporation, Pinnacle West Capital Corporation and Suncor, Inc.; and Mr. Slack is a director of Engelhard Corporation and South African Breweries PLC.

Board of Directors and Committees

    During the Corporation's last fiscal year, its Board of Directors held six meetings. Each member attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of the Board of Directors of which he or she was a member.

    The Board of Directors of the Corporation has an Audit Committee, an Executive Committee and a Personnel Committee. The Board of Directors does not have a nominating committee. The Audit Committee, which met three times in 1998, is currently comprised of Ms. Brookins and Mr. Norton. The Audit Committee's functions include reviewing the Corporation's procedures for reporting financial information to the public, recommending annually to the Board of Directors a firm of independent accountants to audit and review the Corporation's books and records and approving the scope of such firm's audit, reviewing reports and recommendations and fees of the Corporation's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing non-audit services provided by the Corporation's independent accountants.

    The Executive Committee, which did not meet last year, is currently comprised of Messrs. Carson, Joyce, Loomis and Slack. The Executive Committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of the Corporation between meetings of the Board.

    The Personnel Committee, which met five times last year, is currently comprised of Messrs. Beimfohr, Carson and Slack. Its functions include administering certain employee benefit plans, recommending to the Board of Directors the appointment of executive officers of the Corporation, establishing the compensation to be paid to such individuals and establishing compensation administration guidelines generally for the Corporation and its subsidiaries, and, in consultation with management, establishing and administering significant personnel policies of the Corporation.

    The Board of Directors of the Corporation establishes from time to time Special Committees of the Board, whose functions are specifically delegated at the time of establishment. In addition, the Board of Directors and committees of the Board of Directors take action by unanimous written consent in lieu of a meeting from time to time.

Equity Security Ownership

    Principal Stockholders. The following table shows, based on information reported to the Corporation by or on behalf of such persons, the ownership, as of December 31, 1998, of the Corporation's securities by the only persons known to the Corporation to be the beneficial owners of more than five percent of any class of the Corporation's voting securities.


         NAME AND ADDRESS OF                 TITLE OF           AMOUNT AND NATURE OF               PERCENTAGE OF
           BENEFICIAL OWNER                    CLASS            BENEFICIAL OWNERSHIP                   CLASS

-----------------------------------------------------------------------------------------------====================

Taurus International S.A.                  Common Shares       38,560,725 sole voting                  51.1%
9 rue Sainte Zithe                                             and investment power
L-2763 Luxembourg City
Grand Duchy of Luxembourg

-----------------------------------------------------------------------------------------------====================

Taurus Investments S.A.                    Common Shares       4,000,000 sole voting and               5.3%
9 rue Sainte Zithe                                             investment power
l-2763 Luxembourg City
Grand Duchy of Luxembourg
-----------------------------------------------------------------------------------------------====================

Minorco                                    Common Shares       42,560,725 sole voting power            56.4%
9 rue Sainte Zithe                                             power through its subsidiaries
L-2763 Luxembourg City                                         Taurus International and
Grand Duchy of Luxembourg                                      Taurus Investments

-----------------------------------------------------------------------------------------------====================

Sasco Capital, Inc.                        Common Shares       4,491,591 sole investment               5.9%
10 Sasco Hill Road                                             power (sole voting power over
Fairfield, CT 06430                                            2,777,691 )

-----------------------------------------------------------------------------------------------====================

Dimensional Fund Advisors Inc.             Common Shares       4,361,500 sole voting and               5.8%
1299 Ocean Avenue, 11/th/ Fl.                                  investment power
Santa Monica, CA  90401

===================================================================================================================

   Each of Taurus International S.A. and Taurus Investments S.A. is a company incorporated under the laws of Luxembourg as a societe anonyme and is wholly owned by Minorco. Minorco is a company incorporated under the laws of Luxembourg as a societe anonyme and is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows: approximately 45.6%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22.5%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company. Approximately 37.9% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29.8% of the capital stock of Centenary and approximately 33.5% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 10.9% of Centenary.

   Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Chairman and a director of Centenary and De Beers, and a director of Minorco, and Mr. Slack, a director of the Corporation, Chief Executive and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 6.3% of the outstanding shares of Minorco and approximately 8.7% of the outstanding shares of Anglo American. Messrs. Beimfohr, Fisher and Lea are also directors of Minorco. Mr. Fisher is also a director of Taurus International and Taurus Investments. Mr. Lea is also a director of Anglo American and Taurus Investments. Minorco and certain affiliates of Minorco have engaged in certain transactions with the Corporation as described under the caption "Certain Relationships and Related Transactions" below.

   Directors and Officers. The following table shows the equity securities of the Corporation and its subsidiaries that were beneficially owned by each of the following individuals as of December 31, 1998: directors and nominees individually, the chief executive officer (who is also a director), the four other most highly compensated executive officers, and the directors and executive officers of the Corporation as a group.

                                                                             Number of Common Shares
         Name                                                                  Beneficially Owned/1/
         ----                                                                  ------------------

      E.G. Beimfohr...........................................................        5,000
      M.L. Bennett............................................................      155,311 /2/
      C.L. Brookins...........................................................          800
      E.M. Carson.............................................................        1,000
      D.E. Fisher.............................................................          250
      B.M. Joyce..............................................................      992,558 /2/
      A.W. Lea................................................................          250
      W.R. Loomis, Jr.........................................................       75,000
      F.G. Meyer..............................................................      176,694 /2/
      J.R. Norton III.........................................................        1,058
      H.R. Slack..............................................................          250
      M.R. Summa..............................................................       80,531 /2/
      G.H. Valentine..........................................................      148,010 /2/

      Directors and all executive officers as a group (17 persons)............     1,977,013/2/

--------------

/1/ Each director, nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Each director, nominee and executive officer individually beneficially owned less than one percent, and the directors and executive officers as a group owned 2.6% of the total issued and outstanding Common Shares of the Corporation. The number of Common Shares shown also reflect the ownership of certain restricted Common Shares subject to certain performance related vesting conditions and Common Shares under the Corporation's Employees' Savings and Investment Plan as of December 31, 1998.

/2/ The number of Common Shares shown as beneficially owned by Messrs. Bennett, Joyce, Meyer, Summa and Valentine and by all directors and executive officers as a group, include 38,666, 609,000, 45,000, 21,666, 30,666 and
    831,727 Common Shares, respectively, as to which such person or group had the right to acquire beneficial ownership pursuant to the exercise, on or before May 4, 1999, of employee stock options. No other individual listed held any stock options for Common Shares that are exercisable on or before May 4, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers, directors and greater than ten percent beneficial owners to file initial reports of ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, all of the Corporation's officers, directors and greater than ten percent beneficial owners made all required filings.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (determined as of the end of the last fiscal year), (hereafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE


                                                                                                      Long-Term-Compensation
                                    Annual Compensation

                                                                                                         Awards
                                                                                                 Restricted     Securities
              Name and                                                       Other Annual             Stock     Underlying
         Principal Position             Year   Salary /1/   Bonus /2/       Compensation /3/     Award(s) /4/      Options
--------------------------------------------------------------------------------------------------------------------------

Burton M. Joyce                         1998    $686,347         --                $5,863      $  575,000 /6/           --
President and                           1997     614,539   $375,000                 4,154              --          162,000
Chief Executive Officer                 1996     543,115    450,000                 3,764       1,828,125 /7/       60,000

Michael L. Bennett                      1998     339,616         --                 2,320         287,500 /6/           --
Exec. Vice President, Chief             1997     270,346    120,063                 2,120              --           56,000
Operating Officer and President,        1996     207,039    108,600                 1,943         365,625 /7/       30,000
Nitrogen Division

Francis G. Meyer                        1998     255,655         --                 1,830         287,500 /6/           --
Sr. Vice President and                  1997     239,115     71,224                 1,830              --           36,000
Chief Financial Officer                 1996     223,769     91,800                 1,581         365,625 /7/       30,000

Monty R. Summa                          1998     247,693         --                 3,658         258,750 /6/           --
Sr. Vice President and                  1997     143,846     49,761                    --         237,500 /8/       65,000
President, Distribution                 1996          --         --                    --              --               --
Division /8/

George H. Valentine                     1998     231,424         --                 1,348         201,250 /6/           --
Sr. Vice President,                     1997     209,116     82,049                 2,120              --           36,000
General Counsel and                     1996     195,654     99,300                 1,943         292,500 /7/       28,000
Corporate Secretary

                                                 Payouts
                                                               All Other
                                                    LTIP           Comp-
                                                 Payouts    ensation /5/
                                                 -------    ------------
Burton M. Joyce                                       --         $30,169
President and                                         --          26,424
Chief Executive Officer                               --          24,682

Michael L. Bennett                                    --          14,922
Exec. Vice President, Chief                           --          11,602
Operating Officer and President,                      --           9,022
Nitrogen Division

Francis G. Meyer                                      --          10,379
Sr. Vice President and                                --           9,478
Chief Financial Officer                               --           9,084

Monty R. Summa                                        --           8,034
Sr. Vice President and                                --          23,929
President, Distribution                               --              --
Division /8/

George H. Valentine                                   --           9,394
Sr. Vice President,                                   --           8,289
General Counsel and                                   --           7,986
Corporate Secretary


/1/ "Salary" includes for 1998 twenty-seven biweekly payments and for all years includes amounts deferred at the election of the named executive officer under the Corporation's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/2/ "Bonus" includes, for the applicable year of service, amounts awarded under the Corporation's Incentive Award Program for Officers and Key Employees and includes amounts deferred at the election of the named executive officer under the Corporation's Supplemental Deferred Compensation Plan.

/3/ "Other Annual Compensation" includes tax reimbursements or "gross-ups" provided to the named executive officers. While the named executive officers enjoy certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

/4/ The number of restricted Common Shares ("Restricted Shares") held, and the value thereof (shown in parenthesis), at December 31, 1998 by each of the named executive officers is: Burton M. Joyce: 100,000 ($618,750); Michael L.
    Bennett: 62,000 ($383,625); Francis G. Meyer: 62,000 ($383,625); Monty R.
    Summa: 45,000 ($278,438); and

    George H. Valentine: 45,000 ($278,438). During the restricted period, a holder of Restricted Shares is entitled to all benefits incidental to ownership of the Common Shares, including voting the Common Shares and receiving such dividends as from time to time may be declared by the Board of Directors of the Corporation.

/5/ "All Other Compensation" includes amounts contributed, allocated or accrued for the named executive officers under the Corporation's Employees Savings and Investment Plan and Supplemental Deferred Compensation Plan. In the case of Mr. Summa, his reported amount under this column in 1997 also includes taxable relocation compensation.

/6/ On December 14, 1998, the Corporation's Board of Directors approved, as recommended by its Personnel Committee, the grant of the following Restricted Shares under the Corporation's 1997 Stock Incentive Plan: 100,000 to Mr. Joyce; 50,000 to Mr. Bennett; 50,000 to Mr. Meyer; 45,000 to Mr. Summa and 35,000 to Mr. Valentine. The closing price per Common Share on the New York Stock Exchange ("NYSE") on the date of award was $5.75. The restrictions lapse upon the earliest of (i) the 30 business day average closing price of the Common Shares on the NYSE is at least $11.50 per share;
    (ii) a change of control of the Corporation (as defined in the award); and
    (iii) the executive remaining employed with the Corporation until December 15, 2000.

/7/ On November 12, 1996, the Personnel Committee of the Corporation's Board of
    Directors approved the grant of 125,000, 25,000, 25,000 and 20,000 Restricted Shares under the Corporation's 1992 Stock Incentive Plan to each of Messrs. Joyce, Bennett, Meyer and Valentine, respectively. The closing per share price of the Common Shares on the NYSE on the date of award was $14.625. The restrictions lapsed in December 1998 pursuant to action by the Corporation's Board of Directors; provided, however, that if the executive's employment terminates with the Corporation (other than by death or disability) prior to the earlier of (i) a change of control of the Corporation (as defined in the original award), (ii) the achievement of the stock price targets set forth in such original awards or (iii) two years from the date the restrictions lapsed, then such executive is to reimburse the Corporation an amount equal to the value of the stock on the date of vesting net of income and employment taxes withheld.

/8/ Mr. Summa joined the Corporation as Senior Vice President of the Corporation and President, Distribution Division in April 1997. The Personnel Committee approved the grant of 20,000 Restricted Shares to Mr. Summa effective on the date of his employment. The closing price of the Common Shares on the NYSE on the effective date of award was $11.875. The restrictions lapsed on terms consistent with footnote 7 above.


Option Exercises and Year-End Value Table

     The following table provides information concerning the exercise of stock options during 1998 as well as the number and value of unexercised options to purchase the Corporation's Common Shares granted under stock incentive plans of the Corporation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1998 OPTION VALUES

                           Number of                         Number of Securities          Value of Unexercised
                        shares acquired       Value         Underlying Unexercised        in-the-Money Options at
       Name              on exercise in     Realized     Options at December 31, 1998      December 31, 1998 1/
                             1998                        --------------------------------------------------------
                                                         Exercisable   Unexercisable    Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------------


Burton M. Joyce               35,000        $124,688          609,000         253,000       $403,125            $-0-

Michael L. Bennett               -0-             -0-           38,666          47,334            -0-             -0-

Francis G. Meyer                 -0-             -0-           45,000          36,000          6,563             -0-

Monty R. Summa                   -0-             -0-           21,666          43,334            -0-             -0-

George H. Valentine              -0-             -0-           30,666          33,334            -0-             -0-


/1/ Based on the closing price on the New York Stock Exchange-Composite
    Transaction of the Corporation's Common Shares on December 31, 1998
    ($6.1875).

                              PENSION PLAN TABLES

     The following table shows for employees retiring in 1998 the estimated annual retirement benefit payable on a straight life annuity basis under the Employee's Retirement Plan of the Corporation (the "Retirement Plan") and the Corporation's Excess Benefit Plan (the "Excess Benefit Plan"), on a non-contributory basis, which covers Burton M. Joyce and certain other employees of the Corporation, at various levels of accrued service and compensation.


                                         Years of Credited Service
    Remuneration
                             5         10         15         20         25         30
----------------------------------------------------------------------------------------

   $150,000               $12,191   $ 24,382   $ 36,573   $ 48,765   $ 60,956   $ 73,147
    250,000                20,941     41,882     62,823     83,765    104,706    125,647
    500,000                42,816     85,632    128,448    171,265    214,081    256,897
    750,000                64,691    129,382    194,073    258,765    323,456    388,147
  1,000,000                86,566    173,132    259,698    346,265    432,831    519,397

     "Compensation" under the Retirement Plan includes all salaries and wages paid to a participant, including bonuses, overtime, commissions and amounts the participant elects to defer under the Corporation's Employee's Savings and Investment Plan. Covered earnings are limited by Section 401(a)(17) of the Internal Revenue Code ("Code") to $160,000 in 1998. The above benefits are subject to the limitations of Section 415 of the Code, which provided for a maximum annual payment of approximately $130,000 in 1998. Under the Excess Benefit Plan, however, the Corporation will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. "Compensation" under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan. Eligible compensation for Burton M. Joyce as of the end of the last calendar year is $1,061,347 and the estimated years of service for Mr. Joyce is 12.

     Certain executive officers of the Corporation and certain other employees of the Corporation are entitled to the estimated annual retirement benefit under the Retirement Plan and Excess Benefit Plan as set forth in the following table:


                                         Years of Credited Service
    Remuneration
                             5         10         15         20         25         30
----------------------------------------------------------------------------------------

   $150,000               $10,691   $ 21,382   $ 32,073   $ 42,765   $ 53,456   $ 64,147
    250,000                18,441     36,882     55,323     73,765     92,206    110,647
    500,000                37,816     75,632    113,448    151,265    189,081    226,897
    750,000                57,191    114,382    171,573    228,765    285,956    343,147
  1,000,000                76,566    153,132    229,698    306,265    382,831    459,397

     Eligible compensation for the following named executive officers as of the end of the last calendar year is: Michael L. Bennett: $459,679; Francis G.
Meyer: $326,879;  Monty R. Summa:  $297,454 and

George H. Valentine: $313,473. The estimated years of service for each such officer is as follows: Michael L. Bennett: 25; Francis G. Meyer: 16; Monty R.
Summa: 1 and George H. Valentine: 5.


     Eligible compensation for each of the named executive officers includes the salary paid in 1998 to each of the named executive officers plus the bonus paid in 1998 to such executive officers for service to the Corporation and its subsidiaries in 1997. Amounts reported in the table entitled "Summary Compensation Table" for 1998 include the salary paid to each of the named executive officers in 1998 plus the bonus paid to such executive officers in 1999 for service to the Corporation and its subsidiaries in 1998.

Employee Contracts and Termination of Employment and Change in Control Arrangements

     The named executive officers are parties to Executive Retention Agreements with the Corporation. These agreements provide for benefits in the event such officer's employment is terminated at any time within two years (three years in the case of Mr. Joyce) following a change of control of the Corporation (as defined in the agreements) without cause, or by such officer for good reason. The change of control benefits include: (a) continuation of base salary and bonus for two years (three years in the case of Mr. Joyce); (b) continuation of medical and dental benefits for two years (three years in the case of Mr. Joyce); (c) payment of accrued but unpaid compensation; (d) automatic vesting in the Corporation's Excess Benefit Plan with an addition of two years (a maximum of eight years in the case of Mr. Joyce), to the credited service level and the age of the participant for purposes of computing the accrued benefits under the Excess Benefit Plan; (e) certain outplacement services; and (f) office space and secretarial support for one year for Mr. Joyce. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Compensation earned from other employment shall not reduce the amounts otherwise payable by the Corporation. The Corporation also agreed to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the "excess parachute payment" provisions of the Internal Revenue Code.

Director Compensation

     Each director who is not an officer or employee of the Corporation or of one of its subsidiaries receives an annual retainer of $18,000 for services as a director. In addition, such directors receive a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended (a chairperson receives a fee of $2,000 for each Committee meeting attended) and such directors are reimbursed for their expenses of attending such meetings.

     The Corporation supported the participation by Ms. Brookins, a director, as a speaker at a December 1998 agricultural seminar in the U.K. The Corporation paid Ms. Brookins' expenses and an honorarium totaling in the aggregate less than $10,000.

     Mr. Loomis, the Chairman of the Board of Directors, receives an annual retainer of $100,000 for his services. In December 1998, Mr. Loomis received a grant of 50,000 Restricted Shares and entered into an Executive Retention Agreement with the Corporation. The closing per share price of the Common Shares on the NYSE was $5.75 on the date of grant of the Restricted Shares. The restrictions lapse upon the earliest of (i) the 30 business day average closing price of the Common Shares on the NYSE is at least $11.50 per share; (ii) a change of control of the Corporation; and (iii) the executive remaining employed with the Corporation until December 15, 2000. The Executive Retention Agreement provides for a $500,000 lump sum payment to Mr. Loomis in the event his directorship is terminated at any time within two years following a change of control of the Corporation (as defined in the agreement) without cause, or by Mr. Loomis for good reason.

Performance Graph

     The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S & P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation.

     The graph appearing below assumes the investment at the market close on the last trading day in 1993, of $100 in Common Shares of the Corporation, the S & P 500 Stock Index and an industry peer group. The peer group designated "Industry Peer Group" consists of the following companies selected by the Corporation: Ag Services of America Inc.; Agrium Inc.; DEKALB Genetics Corporation (through the date of being acquired); IMC Global Inc.; LESCO, Inc.; Methanex Corp.; Mississippi Chemical Corporation; Freeport-McMoRan Resource Partners, Limited Partnership (now known as Phosphate Resource Partners Limited Partnership); Potash Corporation of Saskatchewan Inc.; The Scotts Company and Terra Nitrogen Company, L.P. The Corporation selected the Industry Peer Group to reflect as closely as possible its business as a producer of nitrogen fertilizer, crop production products, seed and services for agricultural, turf, ornamental and other growers as well as a producer of nitrogen products and methanol for industrial customers.

                       Five-Year Stock Performance Graph

                             [GRAPH APPEARS HERE]

                                                                    December 31,
----------------------------------------------------------------------------------------------
                                                       1993   1994   1995   1996   1997   1998
----------------------------------------------------------------------------------------------
Terra Industries Inc.                                   100    137    188    199    179     87
----------------------------------------------------------------------------------------------
S & P 500 Stock Index                                   100    101    139    171    229    294
----------------------------------------------------------------------------------------------
Industry Peer Group                                     100    101    174    198    185    176
----------------------------------------------------------------------------------------------

     The graph appearing above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

     Mr. Slack, a director and member of the Personnel Committee of the Board of Directors of the Corporation, is an executive officer and director of Minorco. The Corporation has engaged in certain transactions with Minorco and its affiliates as discussed under the caption "Certain Relationships and Related Transactions" below.

                       REPORT ON EXECUTIVE COMPENSATION

General Policy

     The foundation of the Corporation's compensation policy is to retain and motivate executive officers and other employees who are capable of leading the Corporation in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the Personnel Committee of the Board of Directors of the Corporation (the "Committee"), which is comprised entirely of directors that are not employees of the Corporation. The Corporation's executive compensation program is designed to be (i) competitive, (ii) tied to performance and (iii) aligned with stockholder interests. The three general elements in the Corporation's executive compensation program consist of base salary, annual incentive awards under the Corporation's Incentive Award Program for Officers and Key Employees (the "Key Executive Plan"), and long-term incentive compensation in the form of stock options, restricted stock or other award opportunities offered under the Corporation's stock incentive plans approved by stockholders (the "Long-Term Plans"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long-term incentive compensation and less on base salary.

     Compensation opportunities for the Corporation's executive officers are intended to be fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities at other companies engaged in similar business as the Corporation and with other companies of similar size or market capitalization ("Performance Peer Group"). The Performance Peer Group includes virtually all of the companies in the Industry Peer Group, supplemented with companies from the chemical and distribution industries to reflect the Corporation's diversified operations, larger revenue base than typical among the Industry Peer Group companies, and competition for executive officers from companies other than those included in the Industry Peer Group. The Committee periodically obtains advice from an independent consultant concerning total compensation competitiveness against the Performance Peer Group, including salary, annual incentives, and long-term awards. In addition, competitive information is obtained at least annually from various sources on salary and annual incentive levels for comparable executive positions among companies covering a wide variety of industry segments, including non-durable goods manufacturers, chemical companies, and distribution and other non-manufacturing companies.

     In the event total compensation for any executive exceeds the $1 million threshold at which tax deductions are limited under the Internal Revenue Code, the Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Committee may take such actions it deems to be in the best interest of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by the Corporation; and/or (iii) modify existing programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

     Annual base salaries paid to the Corporation's executive officers are fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities in the Performance Peer Group.

     Changes in the base salaries of executive officers (other than Burton M. Joyce, the Corporation's President and Chief Executive Officer) are reviewed by the Committee annually with Mr. Joyce and the Vice President-Human Resources and are largely based on the individual's performance and contribution to the Corporation. In addition, the Committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate adjustments to base salaries. The base salaries of the executive officers of the Corporation in 1998 were generally fixed at levels near the midpoint of the Performance Peer Group for comparable positions. The Committee determines base salary in the case of a significant promotion or new hire on a basis consistent with the Corporation's general compensation policy.

Annual Incentive Awards

     Under the Key Executive Plan, which is reviewed and approved by the Committee in the first quarter of each year, an incentive award pool is established based on a target percentage of executive officers' salaries and the achievement of certain financial goals proposed by management to the Committee (the "Targeted Goals"). The incentive award pool is then increased or reduced based on the Corporation's performance measured against the Targeted Goals. Annual incentive payments for individual executive officers are based on their target percentage, which generally increases as the executive officer's level of responsibility increases. Awards are then increased or reduced based on the individual executive officer's achievement of specified objectives established at the beginning of each fiscal year, individual job performance and the size of the incentive award pool. The Targeted Goals include one set of goals for the corporate group and another set for each of the Corporation's two divisions. Some individuals participate in part or in whole based on divisional goals, but the executive officers as a group participate primarily based on the corporate goals.

     For awards to participants in 1999 under the Key Executive Plan regarding service to the Corporation in 1998 (the "1998 Plan"), the Targeted Goals for the corporate group were based on net income and return-on-equity, with net income receiving a 50% weight and return-on-equity receiving the remaining 50%. No incentive compensation was awarded in 1999 under the 1998 Plan to the named executive officers reflecting the Corporation's failure to attain the net income goal or the return-on-equity goal.

Long Term Awards

     Long-term incentive awards under the Long-Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the Committee issues from time to time incentive stock options, non-qualified stock options and restricted shares. The Committee also periodically grants awards in the case of significant promotions or new hires on a basis consistent with the Corporation's general compensation policy.

     In deciding to grant long-term incentive awards to the Corporation's executive officers, the Committee recognizes that the value of the awards will not be immediately realized, will be dependent on building profitability and stockholder value well after the date of grant and will provide a continuing incentive to executive officers long after the award has actually been earned. Individual awards continue to take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer.

     The Committee has regularly been granting stock options annually to key employees and restricted shares every two years to a small group of high ranking employees. The last general grant of restricted shares was in November 1996. The Committee and/or the Board of Directors took the following actions in 1998 concerning long-term incentive awards with the advice of an independent compensation consultant:

        . Granted restricted shares to a small group of high ranking employees in December 1998 on a basis generally consistent with prior grants.

        .  Granted no stock options to the named executive officers in 1998.

        . Provided immediate vesting of restricted shares that were granted in 1996 and 1997. The executives agreed however, that if their employment is terminated with the Corporation (other than by death or disability) prior to the earlier of (i) a change of control of the Corporation, (ii) the achievement of the stock price targets set forth in such grants or (iii) two years from the date the restrictions lapsed, then such executive is to reimburse the Corporation an amount equal to the value of the stock on the date of vesting net of income and employment taxes withheld.

        . In connection with the expected disposition of Minorco's interest in the Corporation, provided executive retention agreements to executives to help enhance performance and retain designated management support and guidance. For a description of the terms of these agreements, see "Employee Contracts and Termination of Employment and Change of Control Arrangements."

CEO Compensation

     Base Salary. In determining the base salary of Mr. Joyce for 1998, the Committee (with the advice of an independent compensation consultant) considered his then current salary relative to the competitively determined salary range for a comparable position in companies within the Performance Peer Group, as well as Mr. Joyce's continued success in improving the Corporation's operating results and stockholder value. No specific weight was assigned to these factors in determining Mr. Joyce's base salary increase for 1998. Based on the foregoing, Mr. Joyce's salary was increased, effective April 1, 1998 to $670,000 from $635,000. Mr. Joyce's 1998 base salary was fixed at a level below the midpoint of the Performance Peer Group.

     Annual Incentive Awards. Mr. Joyce's target percentage for purposes of calculating his annual incentive award under the 1998 Plan was 60%. Based on the Corporation's failure to achieve the Targeted Goals for 1998 (as discussed above), Mr. Joyce was awarded no incentive award in 1999 under the 1998 Plan.

     Long Term Awards. The Committee and/or the Board of Directors took action in 1998 concerning long-term incentive awards on behalf of Mr. Joyce on a basis generally consistent with actions taken on behalf of the other executive officers. After consideration of, among other factors, the value of awards typically given chief executive officers of companies within the Performance Peer Group, the Committee and/or Board of Directors concluded (with the advice of an independent compensation consultant) that a 1998 grant to Mr. Joyce of 100,000 restricted shares was appropriate, no stock options would be granted in 1998, the restrictions would lapse on restricted shares that were granted to him in 1996 and an executive retention agreement would be provided. For a description of the terms of Mr. Joyce's executive retention agreement, see "Employee Contracts and Termination of Employment and Change of Control Arrangements."


      E. G. Beimfohr          E. M. Carson          H. R. Slack, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Corporation subleased office space in 1998 to a subsidiary of Minorco on an arms-length basis. This subsidiary of Minorco paid the Corporation approximately $170,000 in 1998 for such sublease. This sublease expired on June 30, 1998.

       During 1998, the Corporation and an affiliate of Minorco engaged in transactions in the ordinary course of their respective businesses. The Corporation purchases catalysts for its plants based on arms-length negotiations with various suppliers, including an affiliate of Minorco. The Corporation may continue to purchase catalysts from such affiliate of Minorco and/or others in the future.

       The Corporation purchased the United Kingdom nitrogen fertilizer business of Imperial Chemical Industries Plc on December 31, 1997. On the date of this purchase, Minorco temporarily provided at no cost to the Corporation a guaranty of certain of the Corporation's indebtedness. This guaranty was released on January 15, 1998.

       The new U.K. business purchases potash in the ordinary course of its business and on an arms-length basis from a subsidiary of Minorco. The U.K. business, under the ownership of ICI, had been purchasing all its potash requirements from such subsidiary of Minorco. Potash is used in the U.K. business along with ammonium nitrate as an ingredient in the manufacture of blended fertilizers. These blended fertilizers represent approximately 5% or less of sales for the U.K. business.

       From time to time the Corporation utilizes one or more investment banking firms to advise on potential transactions. Lazard Freres & Co. LLC has in the last year provided advisory services to the Corporation in connection with the evaluation of matters related to Minorco's expected disposition of its interest in the Corporation. William R. Loomis, Jr., the Chairman of the Board of Directors of the Corporation, is a Managing Director of Lazard Freres & Co. LLC.

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for the Corporation for the fiscal year 1999. Deloitte & Touche LLP serves as independent accountants for Minorco and various subsidiaries of Minorco.

     The Board of Directors intends to introduce at the Annual Meeting the following resolution:

          RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 1999 be, and it hereby is, ratified.

     It is expected that members of Deloitte & Touche LLP will attend the Annual Meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

     The affirmative vote of a majority of the votes cast by the holders of Common Shares voting thereon is necessary for adoption of the ratification of the selection of independent accountants.

     The Board of Directors recommends that you vote FOR the ratification of the selection of independent accountants.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

       Proposals of stockholders intended to be submitted at the 2000 Annual Meeting of Stockholders must be received by the Corporation at its principal executive offices on or before December 4, 1999 to be eligible for inclusion in the Corporation's proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2000 Annual Meeting of Stockholders, other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to the Corporation and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, a stockholder's notice must be received by the Corporate Secretary at the Corporation's principal office on or before February 15, 2000.

                                 MISCELLANEOUS

       The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by facsimile by a few regular employees of the Corporation without additional compensation. The Corporation does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

       A copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.

                                                                  March 22, 1999

[X] Please mark your votes as in this example.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR proposals 1 and 2.

________________________________________________________________________________

        The Board of Directors recommends a vote FOR proposals 1 and 2.
________________________________________________________________________________

                                           FOR        WITHHELD
1. Election of Directors (see reverse)     [_]           [_]

                                           FOR        AGAINST       ABSTAIN
2. Approval of independent accountants     [_]           [_]          [_]


For, except vote withheld from the following  nominee(s):

_________________________________________________________


Change of Address or Comments (on reverse)  [_]

I will attend the Annual Meeting            [_]




                       The signer hereby revokes all proxies heretofore given by
                 the signer to vote at said meeting or any adjournments thereof.



SIGNATURE(S)____________________________________________DATE____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.




                          [Logo of Terra Industries]




                             TERRA INDUSTRIES INC.
                        Annual Meeting of Stockholders


                        Date:      Tuesday, May 4, 1999

                        Time:      9:00 A.M.

                        Place:     Sioux City Convention Center
                                   801 Fourth Street
                                   Sioux City, Iowa 51101

                                     PROXY

                             TERRA INDUSTRIES INC.

             Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM R. LOOMIS, JR., BURTON M. JOYCE and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 4, 1999, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

Election of Directors, Nominees:

E.G. BEIMFOHR, C.L. BROOKINS, E.M. CARSON,
D.E. FISHER, B.M. JOYCE, A.W. LEA, W.R. LOOMIS, JR.,
J.R. NORTON III AND H.R. SLACK


(Comments or Change of Address)




(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------


________________________________________________________________________________
                            .FOLD AND DETACH HERE.


                 "Fax On-Call" News Release Service Available

Terra offers a toll-free number you can use to obtain company announcements. This service, available 24 hours a day, is a quick way to receive quarterly earnings reports and other company news.

Just dial 1-800-758-5804 and use the Terra code, 437906.

Our goal is to provide you and other interested investors with timely information, efficiently and cost effectively.

                                 * * * * *

Don't forget to visit our website located at www.terraindustries.com. Let us know what you think of it and how we can make it more useful to you.


                        [Logo of Terra Industries here]